Exhibit 99.1

[CALGON CARBON CORPORATION LOGO]

P.O. Box 717                     Pittsburgh, PA 15230-0717 (412) 787-6700

From:	Gail A. Gerono

Vice President, Investor Relations

412 787-6795

— NEWS RELEASE —

CALGON CARBON ANNOUNCES SECOND QUARTER RESULTS

Board Declares Dividend

PITTSBURGH, PA – July 31, 2003 – Calgon Carbon Corporation (NYSE: CCC) announced results for the second quarter ended June 30, 2003.

Sales for the second quarter were $78.1 million versus second quarter 2002 sales of $67.5 million, an increase of 15.7%. The company reported net income of $3.0 million as compared to net income of $1.9 million for the second quarter of 2002, a 54.7% increase. Earnings per share on a diluted basis for the second quarter of 2003 were $0.08 as compared to $0.05 for the second quarter of 2002. Foreign currency translation had a $4.8 million positive effect on sales for the quarter due to the stronger Euro. The change to the equity method of accounting for sales of Calgon Mitsubishi Chemical Corporation had a negative impact on the quarter-to-quarter comparison of $0.8 million.

For the second quarter of 2003 versus the comparable period in 2002, sales of activated carbon were up 26.6%, due primarily to increased demand for specialty carbons. The seasonal increase in demand for activated carbon for municipal water treatment also had a positive impact on the quarter. Service sales of $25.0 million were on par with the second quarter of 2002 due to a $1.3-million positive impact of foreign currency translation. Excluding the positive impact of foreign currency translation, Service sales declined quarter-to-quarter, reflecting weak potable water sales in Europe. Engineered Systems sales increased 8.4%, due to contracts for the removal of perchlorate from drinking water. A 43.0% increase in consumer sales was attributable to seasonal demand for the company’s charcoal products and increased demand for activated carbon cloth for medical and military applications.

Consolidated gross profit before depreciation and amortization as a percentage of net sales was 31.2%, comparable to the second quarter of 2002. Carbon and Service margins continued to be adversely affected by product mix and increases in employee benefit costs. High raw material costs for China production also had a negative impact on Carbon margins, while sales in Europe of U.S. sourced, lower-cost carbon, due to the stronger Euro, had a positive effect. Engineered Systems margins improved versus the second quarter of 2002 when the company incurred higher costs than expected on a major project. Consumer margins also improved versus the comparable period of 2002 due to higher demand for charcoal products and carbon cloth.

Operating expense for the second quarter of 2003 was $2.0 million higher than for the comparable period of 2002. This 16.3% increase was due to increases in medical and pension expenses, foreign currency translation, an increase in bad debt expense, and higher legal expenses.

Sales for the six months ended June 30, 2003 were $142.1 million versus $130.6 million for the six months ended June 30, 2002, an increase of 8.8%. Year to date, foreign currency translation had a positive impact of $8.5 million on sales. The change to the equity method of accounting for sales of Calgon Mitsubishi Chemical Corporation had a negative impact on the year-over-year comparison of $2.7 million. For the six months ended June 30, 2003, the company reported income before cumulative effect of accounting change of $1.2 million, versus $3.3 million for the comparable period of 2002, a decrease of 63.0%. Net income for the first six months of 2003 was $1.2 million versus a net loss of $27.6 million for the comparable period in 2002. For the first half of 2003, earnings per share before the cumulative effect of accounting change on a diluted basis were $0.03 versus $0.08 for the first half of 2002.

Calgon Carbon’s board of directors declared a dividend of $0.03 per share. Dividends will be payable to shareholders of record as of August 13, 2003, and will be payable on September 8, 2003.

The company also announced that a dispute has arisen with a customer over a system that the company provided for the removal and on-site destruction of perchlorate. Start-up of the system was delayed when it experienced corrosion problems. Although the customer has decided to replace the Calgon Carbon system with another technology, the company is continuing to provide removal of perchlorate in the interim using an alternative method.

The company has notified the customer that it has breached its contract with Calgon Carbon by denying the company the opportunity to continue with the start-up of the system, and has requested payment of the balance of the contract price. The customer has requested reimbursement for the cost of the system and continuing costs of the alternative system, which the customer claims is in excess of $20 million. The company and the customer have agreed to utilize an independent mediator to assist in resolving the matter.

Commenting on the quarter, John Stanik, president and chief executive officer of Calgon Carbon, said, “We are somewhat pleased with the results of the quarter, particularly given the delay in the economic recovery. Continued demand for higher-

margin specialty carbons and strong seasonal demand from U.S. municipalities for both granular and powdered carbon offset continued weakness in industrial markets, equipment sales, and potable water sales in Europe.”

Looking ahead, Mr. Stanik continued, “In the short-term, carbon, service, and equipment sales will depend, to a great extent, on the recovery of the industrial markets in the Americas and Europe. We expect to see increased activity in the municipal market in the form of contracts for perchlorate removal and sales of our Sentinel UV™ systems for the disinfection of drinking water. Consumer sales will be driven by increasing demand for activated carbon cloth and sales of our PreZerve™ tarnish prevention products. On the cost side, we have initiated programs to better control our medical expenses and expand our Six Sigma process improvement programs.”

Addressing the longer term, Mr. Stanik said, “Our strategic plan, which we expect to complete in September, is progressing smoothly. I am confident that the initiatives being developed in conjunction with the plan will have a very positive impact on the company, as we leverage our core competencies to increase market share in traditional and new markets.”

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making air and water cleaner and safer. The company employs approximately 1,000 people at 14 operating facilities and 11 sales and service centers worldwide.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This document contains certain statements that are forward-looking relative to the company’s future strategy and performance. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance.

Calgon Carbon Corporation

Condensed Consolidated Balance Sheet

(Dollars in thousands)

(Unaudited)

	June 30,	December 31,
	2003	2002
ASSETS
Current assets:
Cash and cash equivalents	$5,537	$4,093
Receivables	51,906	45,490
Inventories	49,748	48,665
Other current assets	17,795	18,169

Total current assets	124,986	116,417
Property, plant and equipment, net	131,258	134,852
Other assets	41,577	39,360

Total assets	$297,821	$290,629

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$604	$—
Other current liabilities	41,968	38,950

Total current liabilities	42,572	38,950
Long-term debt	56,100	57,600
Other liabilities	43,153	40,705

Total liabilities	141,825	137,255
Minority interest	—	56
Total shareholders’ equity	155,996	153,318

Total liabilities and shareholders’ equity	$297,821	$290,629

Calgon Carbon Corporation

Condensed Consolidated Statement of Income

(Dollars in thousands except per share data)

(Unaudited)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2003	2002	2003	2002
Net Sales	$78,085	$67,484	$142,135	$130,620

Cost of Products Sold	53,738	46,382	98,969	89,925
Depreciation and Amortization	4,889	4,629	9,789	9,243
Selling, Administrative & Research	14,659	12,601	29,864	24,507

	73,286	63,612	138,622	123,675

Income (Loss) from Operations	4,799	3,872	3,513	6,945
Interest Income (Expense)—Net	(485)	(527)	(880)	(1,040)
Equity Income (Expense)—Net	233	—	58	—
Other Income (Expense)—Net	(727)	(324)	(1,241)	(702)

Income (Loss) Before Income Taxes, Minority Interest and Cumulative Effect of Accounting Change	3,820	3,021	1,450	5,203
Provision (Benefit) for Income Taxes	840	1,087	319	1,873

Income (Loss) Before Minority Interest and Cumulative Effect of Accounting Change	2,980	1,934	1,131	3,330
Minority Interest	12	—	101	—

Income (Loss) Before Cumulative Effect of Accounting Change	2,992	1,934	1,232	3,330
Cumulative Effect of Accounting
Change	—	—	—	(30,926)

Net Income (Loss)	$2,992	$1,934	$1,232	$(27,596)

Net Income (Loss) per Common Share Before Cumulative Effect of Accounting Change
Basic	$.08	$.05	$.03	$.09
Diluted	$.08	$.05	$.03	$.08

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2003	2002	2003	2002
Cumulative Effect of Accounting Change per Common Share
Basic	$—	$—	$—	$(.80)
Diluted	$—	$—	$—	$(.79)
Net Income (Loss) per
Basic	$.08	$.05	$.03	$(.71)
Diluted	$.08	$.05	$.03	$(.70)
Weighted Average Shares Outstanding (Thousands)
Basic	38,996	38,940	38,990	38,915
Diluted	39,093	39,364	39,064	39,271

Calgon Carbon Corporation

Segment Data

Segment Sales	2Q03	2Q02	YTD 2003	YTD 2002
Activated Carbon	29,359	23,187	56,640	50,505
Service	24,989	25,125	46,339	46,798
Engineered Systems	11,533	10,639	19,967	19,835
Consumer	12,204	8,533	19,189	13,482

Total Sales (thousands)	$78,085	$67,484	$142,135	$130,620

Segment Operating Income*	2Q03	2Q02	YTD 2003	YTD 2002
Activated Carbon	4,159	4,497	7,030	8,424
Service	3,567	5,119	5,026	9,271
Engineered Systems	474	(1,392)	(106)	(1,706)
Consumer	1,488	277	1,352	199

Total Income (loss) from operations (thousands)	$9,688	$8,501	$13,302	$16,188